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                                                                    Exhibit g(v)


                                                   [LETTERHEAD OF CIGNA FUNDS]


May 4, 1999

State Street Bank and Trust Company
1 Heritage Drive
North Quincy, MA 02171

Re: Custodian Contract Dated as of April 15, 1988 Between CIGNA Variable Products Group (the "Trust") and State Street Bank and Trust Company (the "Custodian")

Gentlemen:

This is to advise you that the Trust has established a new series of shares to be known as CIGNA Variable Products Investment Grade Bond Fund (SSB Fund 8723). In accordance with the Additional Funds provision of Section 12 of the Custodian Contract dated April 15, 1988 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

CIGNA Variable Products Group

By:  /s/ Alfred A. Bingham III
     -------------------------

Title:  Vice President and Treasurer
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Agreed to this  6th day of  May      , 1999.
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State Street Bank and Trust Company


By:   /s/ Ronald Logue
      -----------------

Title:  Vice Chairman
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